FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
April 22, 2013	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES A 22.7% INCREASE IN QUARTERLY EARNINGS

WASHINGTON TOWNSHIP, NJ, April 22, 2013 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended March 31, 2013.

Parke Bancorp reported net income available to common shareholders of $1.88 million, or $0.35 per diluted common share, for the quarter ended March 31, 2013, compared to net income of $1.54 million, or $0.28 per diluted common share, for the quarter ended March 31, 2012, an increase of 22.7%. The increase was due primarily to a $1.25 million decrease in the provision for loan losses. The following is a recap of other significant items that impacted the first quarter of 2013 compared to the same quarter last year: a $144,000 decrease in net interest income primarily attributable to lower loan rates offset by a lower cost of deposits; a $103,000 decrease in gain on sale of SBA loans; a $364,000 loss on other real estate owned (“OREO”) compared to an $88,000 loss last year; increased compensation and benefits expense of $216,000 resulting from additional staff, salary increases and increased benefit costs.

At March 31, 2013, Parke Bancorp's total assets had decreased to $757.10 million from $770.48 million at December 31, 2012, a decrease of $13.38 million, or 1.7%, primarily due to a decline in cash and cash equivalents.

Parke Bancorp's total loans increased to $631.62 million at March 31, 2013 from $629.71 million at December 31, 2012, an increase of $1.91 million or 0.3%.

At March 31, 2013, Parke Bancorp had $45.55 million in nonperforming loans representing 6.0% of total assets, a decrease from $47.55 million at December 31, 2012. OREO at March 31, 2013 was $25.91 million, compared to $26.06 million at December 31, 2012. OREO consisted of 31 properties, the largest being a condominium development recorded at $12.77 million. Nonperforming assets (consisting of nonperforming loans and OREO) represented 9.4% of total assets at March 31, 2013 as compared to 9.6% of total assets at December 31, 2012. Loans past due 30 to 89 days were $6.57 million at March 31, 2013, a decrease of $1.86 million from the previous quarter.

At March 31, 2013, Parke Bancorp's allowance for loan losses was $19.86 million. The ratio of allowance for loan losses to total loans increased to 3.1% at March 31, 2013 from 3.0% at December 31, 2012. The ratio of allowance for loan losses to non-performing loans was 43.6% at March 31, 2013, compared to 39.8% at December 31, 2012.

Parke Bancorp's total investment securities portfolio decreased to $20.96 million from $21.41 million at December 31, 2012, a decrease of $447,000 or 2.1%.

At March 31, 2013, Parke Bancorp's total deposits were $623.68 million, down from $637.21 million at December 31, 2012, a decrease of $13.53 million or 2.1%.

Parke Bancorp's total borrowings decreased to $43.81 million from $43.85 million at December 31, 2012, a decrease of $42,000 or 0.1%.

Total shareholders’ equity increased to $85.93 million at March 31, 2013 from $83.64 million at December 31, 2012, an increase of $2.29 million or 2.7%, due to the retention of earnings.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“We are pleased with our strong 23% increase in first quarter earnings. It is very important to note the improvement in the trends for non-performing loans, OREO properties and delinquencies. Although this is very positive, we have maintained our commitment to a prudent balance sheet by increasing our Allowance for Loan Losses to 3.1% of our total loan portfolio, up from 3% at yearend. We continue to incur increased expenses for our OREO portfolio due to the continued weak real estate market. However, we do see improvement as indicated in our improved position in our OREO properties and non-performing loans. Continued fierce competition from big banks for quality loans has made it difficult to grow our loan portfolio. However, with our strong earnings we continue to improve and maintain capital levels that are over $41 million in excess of Banking Regulators’ definition of a Well Capitalized Bank.”

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in

Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	March 31, 2013	December 31, 2012	% Change
	(in thousands)
Total Assets	$757,099	$770,477	-1.7%
Cash and cash equivalents	63,173	76,866	-17.8%
Investment securities	20,959	21,406	-2.1%
Loans, net of unearned income	631,621	629,712	0.3%
Deposits	623,677	637,207	-2.1%
Borrowings	43,809	43,851	-0.1%
Total shareholders’ equity	85,931	83,637	2.7%

Operating Ratios
	Three Months Ended March 31,
	2013	2012
Return on average assets	1.13%	0.92%
Return on average common equity	11.07%	9.77%
Interest rate spread	4.13%	4.13%
Net interest margin	4.33%	4.26%
Efficiency ratio	44.69%	39.46%

Asset Quality Data
	March 31, 2013	December 31, 2012
	(in thousands)
Allowance for loan losses	$19,861	$18,936
Allowance for loan losses to total loans	3.14%	3.01%
Non-accrual loans	$45,551	$47,549
OREO	$25,906	$26,057

Statements of Income Data
	Three Months Ended March 31,
	2013	2012
	(in thousands)
Interest and dividend income	$9,292	$9,854
Interest expense	1,597	2,015
Net interest income	7,695	7,839
Provision for loan losses	1,000	2,250
Net interest income after provision for loan losses	6,695	5,589
Non-interest income	647	1,107
Non-interest expense	3,728	3,530
Income before income taxes	3,614	3,166
Provision for income taxes	1,413	1,272
Net income attributable to Company and noncontrolling (minority) interests	2,201	1,894
Net income attributable to noncontrolling (minority) interests	(64)	(107)
Net income attributable to Company	2,137	1,787
Preferred stock dividend and discount	254	252
Net income available to common shareholders	1,883	1,535

Basic income per common share	0.35	0.29
Diluted income per common share	0.35	0.28

Weighted shares - basic	5,385,684	5,374,561
Weighted shares - diluted	5,432,109	5,386,786